Exhibit 16.1

August 7, 2026

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Canopy Growth Corporation (the “Company”) and, on June 15, 2026, we reported on the consolidated financial statements of the Company as of and for the fiscal years ended March 31, 2026, 2025 and 2024 and on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2026. On August 7, 2026, we declined to stand for reelection and resigned.

We have read the Company’s statements included under Item 4.01 of its Current Report on Form 8-K dated August 7, 2026 (the “Form 8-K”), and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statements that:

•	the Audit Committee of the board of directors of the Company accepted our resignation and the statements in Item 4.01(b) of the Form 8-K; and

•	on August 7, 2026, the Audit Committee engaged MNP, a nationally recognized auditing firm in Canada, as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2027.

Very truly yours,

/s/ PKF O’Connor Davies, LLP